Exhibit 99.1


       The Peoples BancTrust Co., Inc. Reports Higher Third Quarter Income


    SELMA, Ala.--(BUSINESS WIRE)--Oct. 18, 2005--The Peoples BancTrust Co., Inc. (NASDAQ SmallCap: PBTC) today reported higher net income for the third quarter and nine months ended September 30, 2005.
    "The third quarter of 2005 extended a positive earnings trend we have been experiencing in recent periods," stated Walter A. Parrent, President and Chief Executive Officer. "We are pleased to report that the improvement in earnings between the third quarter 2005 and the third quarter 2004 came in core earnings. Net interest income improved on higher loan volumes and interest margins, while noninterest income improved on higher activity based fees on deposit accounts.
    "Our credit quality remains strong, as we have yet to take any charges against income in 2005 for loan loss provisions. We have grown our loan portfolio by approximately 10.7% in 2005 to $485 million. Given our loan growth goals, we do anticipate that loan loss provision charges will be necessary in future periods."

    Third Quarter 2005 Results

    Net income in the third quarter of 2005 ("2005 quarter") increased 16% to $2.1 million from $1.8 million in third quarter 2004 ("2004 quarter"). Earnings per share, both basic and diluted, were $0.35 and $0.32 for the 2005 and 2004 quarters respectively.
    Net interest income increased in the 2005 quarter to $6.8 million from $6.2 million in the 2004 quarter. The net interest margin in the 2005 quarter was 3.64% on average earning assets of $732.4 million, compared to 3.56% on average earning assets of $714.3 million in the 2004 quarter.
    Provision for loan losses in the 2005 quarter was a negative $26,000 compared to $0 in the 2004 quarter.
    Noninterest income, net of securities gains, totaled $2.3 million in the 2005 quarter compared to $2.0 million in the 2004 quarter. Increases in activity based deposit service charges was the primary reason for this increase in noninterest income between the two periods.
    Noninterest expense increased to $6.5 million in the 2005 quarter from $6.4 million in the 2004 quarter. Personnel and premises expenses associated with expansion efforts and facilities maintenance accounted for the majority of this increase in noninterest expense between the two periods.
    Provision for income taxes was significantly higher in the 2005 quarter than in the 2004 quarter. This is accounted for in the 2004 quarter income tax provision reflecting then current period adjustments to deferred tax assets and liabilities that were not necessary in the 2005 quarter.

    Nine Months 2005 Results

    Net income in the nine months ended September 30, 2005 ("YTD 2005") increased 9% to $5.1 million from $4.7 million for the same period in 2004 ("YTD 2004"). Diluted earnings per share were $0.88 in YTD 2005 and $0.83 in YTD 2004.
    Net interest income increased in YTD 2005 to $19.9 million from $19.1 million in YTD 2004. The net interest margin in YTD 2005 was 3.66% on average earning assets of $726.3 million, compared to 3.52% on average earning assets of $720.2 million in YTD 2004.
    Provision for loan losses in YTD 2005 was a negative $482,000 compared to a negative $149,000 in YTD 2004.
    Noninterest income, net of securities gains, totaled $6.7 million in YTD 2005, compared to $6.3 million in YTD 2004. Increases in activity based deposit service charges was the primary reason for this increase in noninterest income between the two periods.
    Noninterest expense increased slightly to $20.2 million in YTD 2005 from $20.1 million in the 2004 quarter.

    Outlook

    "We will continue to focus on expanding our presence in all of our markets through internal growth, while seeking attractive acquisition opportunities," Mr. Parrent continued. "We will also maintain our commitment to personal service, community involvement and credit quality. We are evaluating our company at every level, seeking to improve operational efficiencies and overall profitability, in order to enhance shareholder value."

    About Peoples BancTrust Co., Inc.

    Peoples BancTrust Co., Inc. is the parent company of The Peoples Bank and Trust Company, which has 24 offices located in eleven Alabama counties (Autauga, Bibb, Butler, Dallas, Elmore, Jefferson, Lee,
Montgomery, Shelby, Tallapoosa and Tuscaloosa).

    Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on Peoples BancTrust's operating results, performance or financial condition are competition, the demand for its products and services, the ability to expand, and numerous other factors as set forth in filings with the Securities and Exchange Commission.



Earnings Summary:
(amounts in thousands except share and
per share data)

                            Three Months Ended     Nine Months Ended
                               September 30,         September 30,
                           --------------------  --------------------
                                           (Unaudited)
                              2005       2004       2005       2004
                           ---------  ---------  ---------  ---------

Total interest income        $10,843     $9,115    $30,757    $27,372
Total interest expense         4,032      2,902     10,881      8,315
                           ---------  ---------  ---------  ---------
Net interest income            6,811      6,213     19,876     19,057
Provision for loan losses        (26)        --       (482)      (149)
Net securities gains              --        210         14        699
Other noninterest income       2,338      2,027      6,695      6,330
Total noninterest expense      6,525      6,405     20,194     20,138
                           ---------  ---------  ---------  ---------
Income before income taxes     2,650      2,045      6,873      6,097
Provision for income taxes       600        272      1,777      1,427
                           ---------  ---------  ---------  ---------
Net income                    $2,050     $1,773     $5,096     $4,670
                           =========  =========  =========  =========
Basic weighted average
 number of shares          5,881,047  5,577,472  5,776,439  5,571,715
Diluted weighted average
 number of shares          5,906,186  5,598,472  5,803,011  5,594,917
Basic net income per share     $0.35      $0.32      $0.88      $0.84
Diluted net income per
 share                         $0.35      $0.32      $0.88      $0.83
Dividends per share            $0.11      $0.11      $0.33      $0.33


Balance Sheet Summary:
(amounts in thousands except per
share data)
                             As of                 As of
                         September 30,          December 31,
                              2005                  2004
                           ---------             ---------
                          (unaudited)
Total assets                 806,999               792,249
Loans, net of the
 unearned discount           484,992               438,019
Allowance for possible
 loan losses                  (7,142)               (9,043)
Total deposits               682,611               665,653
Total borrowed funds          38,062                48,313
Stockholders' equity          81,653                75,042
Book value per share          $13.86                $13.44



    CONTACT: The Peoples BancTrust Co., Inc., Selma
             Andrew C. Bearden, Jr., 334-875-1000